Exhibit 10.2.6
RESTRICTED CASH AWARD AGREEMENT

This RESTRICTED CASH AWARD AGREEMENT (this “Agreement”) is entered into as of March 1, 2021 (the “Effective Date”), between Athene Holding Ltd. (the “Company”) and NAME (the “Participant”).

In recognition of the Participant’s outstanding achievement and contributions through the Effective Date, the Company has determined that the Participant should receive a restricted cash award. The Company and the Participant hereby agree to the restrictions, terms and conditions set forth below.

1.    Grant. The Company hereby grants to the Participant an award (the “Award”) in the gross amount of $XX. For the avoidance of doubt, the amount set forth in this Section 1 represents the entire Award that may be paid to the Participant and the Participant shall not be entitled to any interest, appreciation or earnings with respect to the Award and the Award shall be reduced for applicable withholding taxes in accordance with Section 4 and other authorized deductions.

2.    Vesting; Effect of Termination of Employment. The Award shall become vested as set forth herein:

(a)    The Award shall become vested and payable in 50% increments on each of March 15, 2021 and January 31, 2022 (each such date, a “Vesting Date”), provided that the Participant remains continuously employed by the Company or one of its subsidiaries through the applicable Vesting Date.

(b)    If the Participant’s employment with the Company and its subsidiaries terminates for any reason before the last Vesting Date, the Participant shall forfeit the unvested portion of the Award as of the date of termination. Upon termination of employment or any reason: (i) the Company and its subsidiaries shall not have any further obligations to the Participant under this Agreement; (ii) the Participant shall not be entitled to the payment of any portion of the Award on a pro rata basis (or otherwise) as of the date of termination; and (iii) the Company and its subsidiaries shall not be liable to provide any replacement benefit or compensation in lieu of such forfeiture.

3.    Settlement of Award. Subject to Section 4 hereof, within 30 days following the applicable Vesting Date, the Company shall pay the then vested portion of the Award in a lump sum payment to the Participant.
4.    Withholding Tax. The Company shall withhold an amount sufficient to satisfy any income or other withholding taxes with respect to any taxable event arising because of this Agreement.

5.    No Right to Employment or Service. Nothing in this Agreement shall be construed as creating any right in the Participant to continued employment or service with the Company or any of its subsidiaries, as altering or amending the existing terms and conditions of the Participant’s employment or be deemed to prevent the Company or any subsidiary from terminating the Participant’s employment at any time, with or without cause.

6.    Administration. The Executive Vice President, Human Resources or, in the case of any Participant who is a Section 16 executive officer of the Company, the Compensation Committee of the Board of Directors of the Company (each, the “Administrator”) has the authority to manage and supervise the administration of this Agreement. The Administrator has the right to resolve all questions which may arise in connection with this Agreement. This Agreement is subject to all interpretations, determinations, or other actions made or taken by the Administrator regarding this Agreement, which interpretations, determinations or other actions shall be final, binding and conclusive.

7.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Athene Holding, Ltd., Attention: Executive Vice President, Human Resources, Athene USA Corporation, 7700 Mills Civic Parkway, West Des Moines, IA 50266, and if to the Participant, to the last known mailing address of the Participant contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

8.    Unfunded Status of the Award. The Award is unfunded. The Company is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of the Award. With respect to the Award, the Participant shall have no rights greater than those of a general unsecured creditor of the Company.

9.    409A. The Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible as short-term deferral pursuant to Treasury regulation §1.409A-1(b)(4) and each payment hereunder shall be considered a separate payment. This agreement shall be interpreted and construed consistent with such intent. In no event shall the Company or any of its affiliates be responsible for any taxes, penalties, or interest under Section 409A of the Code that arise in connection with this Agreement or any amounts payable under this Agreement.

10.    Entire Agreement; Governing Law. This Agreement and any documents expressly referred to herein constitute the entire agreement of the parties with respect to the subject matter hereof and supersede and extinguish all previous contracts, arrangements, agreements, understandings, warranties, representations and promises between the parties (whether written, oral or governed by a course of dealings) and the Participant acknowledges and warrants that he or she is not relying on any understanding, representation, assurance, statement or promise (whether innocently or negligently made) in entering into this Agreement which is not expressly set out herein. This Agreement and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Iowa, without giving effect to the principles of conflicts of law.

11.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only by written agreement between the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

The Participant represents that he or she is familiar with the terms and provisions of this Agreement, and hereby accepts this Award subject to all of the terms and provisions of this Agreement. The Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date described in the first paragraph above.

Athene Holding Ltd.

Kristi Kaye Burma EVP, Human Resources

Participant:

Name: _______________________

Dated: _______________________
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